UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2001

STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	0-19508 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.        Other Events

            On June 21, 2001, the Company issued the following press release.

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES, INC.
PRICES $300 MILLION OF SENIOR SUBORDINATED NOTES

METAIRIE, LA (June 21, 2001) -- Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today that it has priced $300 million principal amount of senior subordinated notes due 2008. The annual interest rate will be 10.75%.

The closing of the offering, which is expected to occur on June 29, 2001, is conditioned on the completion of the other components of the Company's previously announced refinancing plan, including a new $550 million senior secured credit facility and the successful completion of the Company's pending tender offer for approximately $200 million combined aggregate principal amount of its 6.70% notes due 2003 and its 6.40% Remarketable or Redeemable Securities (ROARS) due May 1, 2013 (Remarketing Date May 1, 2003).

The sale of the notes will be a private placement, with notes being offered and sold only to qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933, and outside the United States in compliance with Regulation S under the Securities Act of 1933. The securities being offered are not being registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or an available exemption from these registration requirements. This news release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

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Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 612 funeral homes and 161 cemeteries in North America, South America, Europe and the Pacific Rim.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.

June 21, 2001	/S/ MICHAEL G. HYMEL Michael G. Hymel Vice President Chief Accounting Officer Corporate Controller